EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement No. 333-234192 on Form S-8, of our report dated June 8, 2020 relating to the consolidated financial statements which appeared in Golden Matrix Group, Inc.’s Annual Report on Form 10-KT for the six-months ended January 31, 2020 and the years ended July 31, 2019 and 2018.

/s/ M&K CPA’s, PLLC

Houston, TX

June 8, 2020